Exhibit 99.1

DAVID M. BAUM ELECTED TO THE MARCUS CORPORATION BOARD OF DIRECTORS

Milwaukee, Wis., Feb. 17, 2016. .. . . .The Marcus Corporation (NYSE: MCS) today announced that David M. Baum, former Goldman Sachs partner and current president of Revolution Golf, has been elected a director of the company.

“David brings a wealth of business and financial experience to our board. His expertise in matters relating to corporate finance, mergers & acquisitions and corporate governance developed over a 17-year career with Goldman Sachs, combined with his more recent experience with leisure travel and digital media, will be especially valuable to our board and management team,” said Stephen H. Marcus, chairman of The Marcus Corporation.

Baum, 51, is a former partner at Goldman, Sachs & Co. in New York City. He started his career with the firm in 1986 as an entry-level analyst in the mergers & acquisitions department. He was promoted to associate in 1988, vice president in 1992, managing director in 1996 and was named a partner in 1998. While at Goldman Sachs, he held numerous leadership roles including serving as co-head of the firm’s mergers & acquisitions practice in the Americas. He retired from Goldman Sachs in 2003.

Baum is currently the president of Revolution Golf, one of the world’s leading digital media companies focused on the core golfer. With a unique business model that combines content and commerce, Revoluton Golf serves more than 1.5 million subscribers across the globe. Baum also serves as publisher & editor-in-chief of Golf Odyssey, the world’s preeminent newsletter devoted to golf travel. In combination with its sister publication, Golf Vacation Insider, the two publications serve more than 600,000 subscribers, believed to be the largest dedicated audience of golf travelers in the world.

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Baum received a bachelor’s degree in accounting from Indiana University in 1986. He was named to the university’s Kelley School of Business Academy of Alumni Fellows in 2002 and currently serves as an honorary advisor on the Kelley School’s Dean’s Advisory Council.

He has been featured for his golf publications in The New York Times, Wall Street Journal, The Los Angeles Times, The International Herald Tribune, USATODAY.com, Golf for Women, US Airways Magazine, Bloomberg News, Cigar Aficionado and other national media outlets.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 668 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

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